STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:31 AM 08/24/2020
FILED 09:31 AM 08/24/2020
SR 20206891055 - File Number 3506198

ARTICLE I.

The name of this Corporation is MELODY DO CORPORATION.

ARTICLE II.

Its registered office in the State of Delaware is to be located at 1007 North Orange Street, Wilmington DE 19801. The county of the registered office is NEW CASTLE. The registered agent in charge thereof is DAVID CONSUEGRA.

ARTICLE III.

The total number of shares of common stock that the corporation shall be authorized to issue is 1000000000 at $0.0000001 par value.

ARTICLE IV.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE V.

The name and mailing address of the incorporator is Lovette Dobson at 17350 State Hwy 249 #220, Houston, TX 77064.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand and executed this Certificate of Incorporation on the date below.

Dated: August 21st, 2020

Lovette Dobson

Lovette Dobson, Incorporator